Exhibit 99.1

NEWS RELEASE
	Contacts:	Gregg Piontek, VP & CFO Newpark Resources, Inc. 281-362-6800

FOR IMMEDIATE RELEASE		Ken Dennard, Managing Partner Karen Roan, SVP Dennard-Lascar Associates 713-529-6600

NEWPARK RESOURCES REPORTS 2012 FOURTH QUARTER AND FULL YEAR RESULTS

THE WOODLANDS, TX – February 14, 2013 – Newpark Resources, Inc. (NYSE: NR) today announced results for its fourth quarter ended December 31, 2012.  Total revenues for the fourth quarter of 2012 were $270 million compared to $260 million for the third quarter of 2012 and $264 million for the fourth quarter of 2011.  Net income for the fourth quarter of 2012 was $11.2 million, or $0.12 per diluted share, compared to net income of $18.7 million, or $0.20 per diluted share, for the third quarter of 2012, and $21.9 million, or $0.22 per diluted share, for the fourth quarter of 2011.  As set forth in the attached Non-GAAP Earnings Reconciliation, excluding the items discussed below, adjusted net income for the fourth quarter of 2012 was $15.9 million, or $0.17 per diluted share.

The fourth quarter 2012 provision for income taxes included a $3.9 million charge associated with a tax audit assessment and related tax rate increase for the period of 2006 through 2012 in a North African subsidiary.  In addition, the fourth quarter of 2012 included $0.9 million of charges ($0.6 million after-tax) associated with asset impairments and employee termination costs in our mid-continent completion services and equipment rental business, along with $0.4 million of transaction expenses ($0.2 million after-tax) associated with the Company’s December 2012 acquisition of Alliance Drilling Fluids.

For the full year 2012, total revenues were $1.038 billion compared to $958 million for 2011.  Net income for 2012 was $60.0 million, or $0.62 per diluted share, compared to net income of $80.0 million, or $0.80 per diluted share, in 2011.

Paul Howes, Newpark’s President and Chief Executive Officer, stated, “We produced solid operating results in the fourth quarter and are extremely pleased to have reached a significant milestone in 2012, passing the $1 billion annual revenue mark for the first time in the company’s history.  For the fourth quarter, our worldwide Fluids revenues increased 8% sequentially and 4% year over year, also posting a quarterly record.  Our international operations continued to strengthen, with all regions showing sequential and year-over-year increases in revenues.  In North America, our Canadian operations improved seasonally, outpacing that region’s sequential rig count increase.  While the U.S. land market continued to be challenging in the fourth quarter, our Fluids revenues benefitted from work on a deepwater well in the Gulf of Mexico and therefore were relatively flat, despite a 5% sequential decline in U.S. rig count.

“Our Mats and Integrated Services segment again posted solid performance, despite the expected sequential decline in mat sales following a large sale into the utility industry during the third quarter,” added Howes.  “Meanwhile, our Environmental Service business continued to deliver consistent results, benefitting from the strengthening activity levels in the Gulf region.”

SEGMENT RESULTS

The Fluids Systems and Engineering segment generated revenues of $229.3 million in the fourth quarter of 2012 compared to $211.5 million in the third quarter of 2012 and $221.1 million in the fourth quarter of 2011.  Segment operating income was $17.7 million (7.7% operating margin) in the fourth quarter of 2012 compared to $14.8 million in the third quarter of 2012 (7.0% operating margin) and $25.0 million (11.3% operating margin) in the fourth quarter of 2011.

The Mats and Integrated Services segment generated revenues of $26.6 million in the fourth quarter of 2012 compared to $35.1 million in the third quarter of 2012 and $29.4 million in the fourth quarter of 2011.  Segment operating income was $10.8 million (40.8% operating margin) in the fourth quarter of 2012 compared to $16.0 million (45.6% operating margin) in the third quarter of 2012 and $11.7 million (39.7% operating margin) in the fourth quarter of 2011.

The Environmental Services segment generated revenues of $14.4 million in the fourth quarter of 2012 compared to $13.1 million in the third quarter of 2012 and $13.0 million in the fourth quarter of 2011.  Segment operating income was $3.4 million (23.9% operating margin) in the fourth quarter of 2012 compared to $3.1 million in the third quarter of 2012 (23.6% operating margin) and $2.4 million (18.1% operating margin) in the fourth quarter of 2011.

SHARE REPURCHASE PROGRAM

In the fourth quarter, the Company completed its previously-announced $50 million share repurchase program, which was executed in accordance with a trading plan under Rule 10b5-1 of the Securities Exchange Act of 1934.  During the fourth quarter, the Company repurchased a total of 2.1 million outstanding shares of Newpark common stock at an average cost of $7.24 per share.  Combined with purchases completed earlier in the year, the Company repurchased a total of 7.2 million outstanding shares at an average cost of $6.92 through the end of 2012.

CONFERENCE CALL

Newpark has scheduled a conference call to discuss fourth quarter 2012 results, which will be broadcast live over the Internet, on Friday, February 15, 2013 at 10:00 a.m. Eastern Time / 9:00 a.m. Central Time.  To participate in the call, dial 480-629-9835 and ask for the Newpark Resources conference call at least 10 minutes prior to the start time, or access it live over the Internet at www.newpark.com.  For those who cannot listen to the live call, a replay will be available through March 1, 2013 and may be accessed by dialing (303) 590-3030 and using pass code 4587015#.  Also, an archive of the webcast will be available shortly after the call at www.newpark.com for 90 days.

Newpark Resources, Inc. is a worldwide provider of drilling fluids, temporary worksites and access roads for oilfield and other commercial markets, and environmental waste treatment solutions.  For more information, visit our website at www.newpark.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act that are based on management's current expectations, estimates and projections. All statements that address expectations or projections about the future, including Newpark's strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like "expects," "anticipates," "plans," "intends," "projects," "indicates," and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Newpark, particularly its Annual Report on Form 10-K for the year ended December 31, 2011, as well as others, could cause results to differ materially from those stated. These risk factors include, but are not limited to, our ability to successfully integrate the acquisition of Alliance Drilling Fluids and to realize the anticipated benefits of the acquisition, the availability of raw materials and skilled personnel, the impact of restrictions on offshore drilling activity in the Gulf of Mexico, our customer concentration and cyclical nature of our industry, our market competition, the cost and continued availability of borrowed funds, our international operations, legal and regulatory matters, including environmental regulations, inherent limitations in insurance coverage, potential impairments of long-lived intangible assets, technological developments in our industry, the impact of severe weather, particularly in the U.S. Gulf Coast, and our ability to execute our business strategy and make successful capital investments and business acquisitions.  Newpark's filings with the Securities and Exchange Commission can be obtained at no charge at www.sec.gov, as well as through our website at www.newpark.com.

Newpark Resources, Inc.
Consolidated Statements of Operations

(Unaudited)	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(In thousands, except per share data)	2012	2012	2011	2012	2011

Revenues	$270,328	$259,599	$263,514	$1,038,019	$958,180

Cost of revenues	219,817	210,276	204,991	846,529	744,176

Selling, general and administrative expenses	24,217	20,878	23,902	86,352	81,672
Other operating income, net	43	(311)	580	(759)	(432)

Operating income	26,251	28,756	34,041	105,897	132,764

Foreign currency exchange loss	333	185	182	749	522
Interest expense, net	2,403	2,416	2,405	9,740	9,226

Income from operations before income taxes	23,515	26,155	31,454	95,408	123,016
Provision for income taxes	12,322	7,413	9,568	35,376	42,999

Net income	$11,193	$18,742	$21,886	$60,032	$80,017

Income per common share -basic:	$0.13	$0.22	$0.24	$0.69	$0.89
Income per common share -diluted:	$0.12	$0.20	$0.22	$0.62	$0.80

Calculation of Diluted EPS:
Net income	$11,193	$18,742	$21,886	$60,032	$80,017
Assumed conversion of Senior Notes	927	1,396	1,356	4,868	4,969
Adjusted net income	$12,120	$20,138	$23,242	$64,900	$84,986

Weighted average number of common shares outstanding-basic	84,602	86,423	90,454	87,522	90,022
Add: Dilutive effect of stock options and restricted stock awards	903	695	1,026	876	965
Dilutive effect of Senior Notes	15,682	15,682	15,682	15,682	15,682

Diluted weighted average number of common shares outstanding	101,187	102,800	107,162	104,080	106,669

Income per common share - diluted	$0.12	$0.20	$0.22	$0.62	$0.80

Newpark Resources, Inc.
Operating Segment Results

(Unaudited)	Three Months Ended
	December 31,	September 30,	December 31,
(In thousands)	2012	2012	2011

Revenues
Fluids systems and engineering	$229,329	$211,457	$221,125
Mats and integrated services	26,612	35,067	29,376
Environmental services	14,387	13,075	13,013
Total revenues	$270,328	$259,599	$263,514

Operating income (loss)
Fluids systems and engineering	$17,714	$14,798	$25,044
Mats and integrated services	10,845	15,992	11,655
Environmental services	3,444	3,089	2,351
Corporate office	(5,752)	(5,123)	(5,009)
Total operating income	$26,251	$28,756	$34,041

Segment operating margin
Fluids systems and engineering	7.7%	7.0%	11.3%
Mats and integrated services	40.8%	45.6%	39.7%
Environmental services	23.9%	23.6%	18.1%

Newpark Resources, Inc.
Consolidated Balance Sheets

(Unaudited)
	December 31,	December 31,
(In thousands, except share data)	2012	2011

ASSETS
Cash and cash equivalents	$46,846	$25,247
Receivables, net	323,439	328,590
Inventories	209,734	175,929
Deferred tax asset	11,596	13,224
Prepaid expenses and other current assets	12,441	10,828
Total current assets	604,056	553,818

Property, plant and equipment, net	253,990	231,055
Goodwill	87,388	71,970
Other intangible assets, net	41,018	20,850
Other assets	8,089	9,144
Total assets	$994,541	$886,837

LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt	$2,599	$2,232
Accounts payable	114,377	97,168
Accrued liabilities	42,620	47,443
Total current liabilities	159,596	146,843

Long-term debt, less current portion	256,832	189,876
Deferred tax liability	46,348	46,844
Other noncurrent liabilities	18,187	5,428
Total liabilities	480,963	388,991

Commitments and contingencies

Common stock, $0.01 par value, 200,000,000 shares authorized and 95,733,677 and 94,497,526 shares issued, respectively	957	945
Paid-in capital	484,962	477,204
Accumulated other comprehensive (loss) income	(734)	789
Retained earnings	95,015	34,983
Treasury stock, at cost; 10,115,951 and 2,803,987 shares, respectively	(66,622)	(16,075)
Total stockholders’ equity	513,578	497,846
Total liabilities and stockholders' equity	$994,541	$886,837

Newpark Resources, Inc.
Consolidated Statements of Cash Flows

(Unaudited)	Year Ended December 31,
(In thousands)	2012	2011
Cash flows from operating activities:
Net income	$60,032	$80,017
Adjustments to reconcile net income to net cash provided by operations:
Impairment charges	443	-
Depreciation and amortization	32,821	28,971
Stock-based compensation expense	7,103	4,535
Provision for deferred income taxes	1,358	26,623
Net provision for doubtful accounts	1,709	2,400
Loss on sale of assets	724	630
Change in assets and liabilities:
Decrease (increase) in receivables	23,565	(135,303)
Increase in inventories	(28,758)	(48,129)
Increase in other assets	(641)	(434)
Increase in accounts payable	13,702	30,425
Decrease in accrued liabilities and other	(1,813)	(3,293)
Net cash provided by (used in) operating activities	110,245	(13,558)

Cash flows from investing activities:
Capital expenditures	(43,955)	(36,897)
Proceeds from sale of property, plant and equipment	863	522
Business acquisitions, net of cash acquired	(53,075)	(26,775)
Net cash used in investing activities	(96,167)	(63,150)

Cash flows from financing activities:
Borrowings on lines of credit	364,426	27,619
Payments on lines of credit	(296,944)	(9,951)
Principal payments on notes payable and long-term debt	(40)	(219)
Proceeds from employee stock plans	1,059	3,588
Post-closing payment for business acquisition	(11,892)	(2,055)
Purchase of treasury stock	(50,756)	(644)
Net cash provided by financing activities	5,853	18,338

Effect of exchange rate changes on cash	1,668	607

Net increase (decrease) in cash and cash equivalents	21,599	(57,763)
Cash and cash equivalents at beginning of year	25,247	83,010

Cash and cash equivalents at end of year	$46,846	$25,247

Newpark Resources, Inc.
Non-GAAP Earnings Reconciliation
Three Months Ending December 31, 2012

To supplement our financial results presented in accordance with generally accepted accounting pricnciples in the United States ("GAAP"), this press release contains, and the related earnings conference call will refer to, our adjusted non-GAAP net income and earnings per share for the fourth quarter of 2012.    The table below presents a reconciliation of these non-GAAP measure to the most directly comparable GAAP financial measures.  Non-GAAP measures of financial performance reference in this press release exclude items that the Company believes are infequent or not indicative of operating performance.  Non-GAAP financials measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.  The Company believes these non-GAAP financial measures are helpful for an understanding of the Company's operations, and management uses them in comparing the historical results to current results and measuring operating earnings trends.

(Unaudited)	Three months ended December 31, 2012
(In thousands, except per share data)	Operating Income	Net Income	Income per common share - Diluted

Reported results - GAAP	$26,251	$11,193	$0.12

Adjustments:
Tax audit assessment and related tax rate increase for the period of 2006 to 2012 in a North African subsidiary	-	3,902	0.04
Asset impairments and employee termination costs - Fluids Systems and Engineering segment	858	558	0.01
Transaction expenses associated with acquisition of Alliance Drilling Fluids - Corporate office	364	237	0.00

Total adjustments	1,222	4,697	0.05

Adjusted results - Non-GAAP	$27,473	$15,890	$0.17

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